Exhibit 5.1

August 13, 2010

SVB Financial Group
3003 Tasman Drive
Santa Clara, California 95054

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about August 13, 2010, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of common stock (the “Shares”) pursuant to the terms of your 1999 Employee Stock Purchase Plan (the “Plan”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI